EXHIBIT 5.1

Interferon Sciences, Inc. [LOGO] [LETTERHEAD]



                                                        June 22, 1998


Interferon Sciences, Inc.
783 Jersey Avenue
New Brunswick, New Jersey 08901

Gentlemen:

     Reference is made to the Registration Statement on Form S-3 of Interferon Sciences, Inc. (the "Company") relating to the registration of shares of the Company's common stock, par value $.01 per share (the "Common Stock").

     I am Associate General Counsel of the Company, and have examined such corporate records and other documents as I have deemed relevant. Based upon the above, I am of the opinion that the Common Stock to be sold pursuant to the Registration Statement is validly authorized and, when sold pursuant to the valid authorization of the Board of Directors of the Company against legal payment therefor, will be validly issued, fully paid, and non-assessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of my name in the Prospectus.

                                                          Very truly yours,



                                                          Andrea D. Kantor